Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 8, 2026, with respect to the consolidated financial statements of Accelerated Water Resources, LLC for the years ended December 31, 2024 and December 31, 2023. We consent to the use of the aforementioned report incorporated by reference in the Registration Statement on Form S-8 of EagleRock Land, LLC.

/s/ EEPB

Houston, Texas

May 20, 2026